EXHIBIT 3.2

                       THIRD CERTIFICATE OF AMENDMENT
                    OF THE CERTIFICATE OF INCORPORATION
                                      OF
                                 MORANZO, INC.

	MORANZO, INC., a corporation organized and existing under and by virtue of the General Corporate Law of the State of Delaware, DOES

HEREBY CERTIFY:


     FIRST:  That at a meeting of the Board of Directors of MORANZO,

INC. held on the 15th day of June, 2001, the following resolutions were duly adopted by the Directors setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and that said resolution would be presented to the Shareholders for adoption by the Shareholders.  The resolutions setting forth a proposed amendments are as follows:


RESOLVED, that the Certificate of Incorporation of this corporation and any amendments thereto be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

              FIRST:    The name of the corporation shall be changed,
             and the new name of the corporation shall be 2DOTRADE, Inc.


     SECOND:   That on June 15, 2001, a majority of the shareholders

approved, by affirming in a written resolution of consent of the

Shareholders in lieu of a Shareholder's Meeting, in accordance with

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the General Corporate Law of the State of Delaware, the Amendment to

the Articles of Incorporation presented by the Board of Directors.


     THIRD:  That the capital of said corporation shall not be reduced under or by reason of said amendment.



     IN WITNESS WHEREOF, said MORANZO, INC., has caused this certificate to be signed by the CEO, Russell Taylor, this 15th day of June, 2001.



                                By:/s/Russell Taylor, CEO
                                -------------------------
				Russell Taylor, CEO



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